EXHIBIT 99.1

Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823

From the desk of Steve Hollis, President

FOR RELEASE AT 6:00 AM, EST

Date: July 18, 2003

Double Eagle Petroleum Acquires Leases in Eastern Washakie Play

Casper, Wyoming-Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that on July 16, 2003 the Company completed the purchase of an additional 16,582 gross acres, covering 8,487 net acres, on the eastern flank of the Washakie Basin. This acquisition brings the Company total to 51,467 gross acres, covering 30,445 net acres, on the eastern flank of the Washakie Basin. The acreage was acquired from an existing partner in the play and the majority of the acquired interests are in leases in which Double Eagle already owned an interest. Double Eagle now has 100% working interest in many of the leases.

The majority of the lands purchased are within the area that has an ongoing Environmental Impact Study in progress. Until the study is completed, coal bed natural gas drilling has been limited to nine pods of 24 wells that are spaced six to seven miles apart through the 310,000 acre study area. These nine pods will test the economic feasibility of this new play. Completion of the study is expected in the Fall of 2004.

The Cow Creek-Sun Dog pod will consist of 14 Double Eagle Petroleum Co. wells in the Cow Creek Unit and ten Anadarko-Warren wells in the adjacent Sun Dog Unit. This is the only pod of wells in the study area that has produced coal bed natural gas from the Mesaverde coals for an extended period of time. Production was initiated with Double Eagle Petroleum Co. recompleting a well and producing it in 2000. Since that time, Double Eagle has drilled and completed an additional eight wells within the Cow Creek Unit, and ten wells have been drilled by Warren Resources in the Sun Dog Unit. Currently, there are 18 wells, which includes the ten Anadarko-Warren wells, producing five million cubic feet of gas and 25,000 barrels of water per day in the Cow Creek-Sun Dog Pod. Production from these wells is climbing daily, which is not unusual in coal bed natural gas wells. The play is unusual in that gas commenced production immediately, without pumping off any water, which is partially because the beds are overpressured. There is a gross coal thickness of up to 75 feet in the Almond member of the Mesaverde Group, although individual coal beds are rarely thicker than 12 feet. Gas contents are 200 to 300 standard cubic feet per ton at 1300 feet.

The Cow Creek Field in Carbon County, Wyoming where Double Eagle Petroleum Co. owns 100% working interest, is now producing over 2 million cubic feet of gas per day again after the Company completed a new water injection zone in the 34-12 well. Adding more water management capability has been a key to increasing production. The 34-12 injector is currently handling 9,000 barrels of water that is coming from the eight producing wells. In addition, the Company has surface reservoirs that can handle 5,300 barrels of water per day and a new injection well, the 3-12, is being completed in a deeper zone that appears capable of handling 5,000 barrels of water per day. This water management system appears capable of dealing with enough water to allow not only the nine existing wells to produce, but also to enable the five wells that are scheduled to be completed this summer to produce. Drilling has begun on the first of these wells, and casing should be set next week. The five wells should be completed before the onset of cold weather. A larger compressor is planned before winter as well. Double Eagle’s new injection wells will allow us to test this play before the Company begins drilling the Company’s allotted ten wells in the Doty Mountain Pod in the summer of 2004.

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected, such as decreases in oil and gas prices and/or unexpected decreases in oil and gas production, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company’s current areas of exploration and development include the Moxa Arch, Powder River Basin, Washakie Basin, and Wind River Basin in Wyoming.

Company Contact:
Steve Hollis, President
(307) 237-9330